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                                                                    EXHIBIT 10.8


                          THE NEIMAN MARCUS GROUP, INC.

                     KEY EMPLOYEE DEFERRED COMPENSATION PLAN


                           (Effective January 1, 1994)



                                TABLE OF CONTENTS


ARTICLE 1.  INTRODUCTION  . . . . . . . . . . . . . . . . . .   1
     1.1.  Purpose of Plan  . . . . . . . . . . . . . . . . .   1
     1.2.  Status of Plan . . . . . . . . . . . . . . . . . .   1

ARTICLE 2.  DEFINITIONS . . . . . . . . . . . . . . . . . . .   1
     2.1.  "Account"  . . . . . . . . . . . . . . . . . . . .   1
     2.2.  "Base Pay" . . . . . . . . . . . . . . . . . . . .   1
     2.3.  "Bonus"  . . . . . . . . . . . . . . . . . . . . .   2
     2.4.  "Code" . . . . . . . . . . . . . . . . . . . . . .   2
     2.5.  "Committee"  . . . . . . . . . . . . . . . . . . .   2
     2.6.  "Company"  . . . . . . . . . . . . . . . . . . . .   2
     2.7.  "Compensation" . . . . . . . . . . . . . . . . . .   2
     2.8.  "Effective Date" . . . . . . . . . . . . . . . . .   2
     2.9.  "Elective Deferral"  . . . . . . . . . . . . . . .   2
     2.10.  "Eligible Employee" . . . . . . . . . . . . . . .   3
     2.11.  "ERISA" . . . . . . . . . . . . . . . . . . . . .   3
     2.12.  "Financial Hardship"  . . . . . . . . . . . . . .   3
     2.13.  "Matching Deferral" . . . . . . . . . . . . . . .   4
     2.14.  "Participant" . . . . . . . . . . . . . . . . . .   4
     2.15.  "Plan"  . . . . . . . . . . . . . . . . . . . . .   4
     2.16.  "Plan Year" . . . . . . . . . . . . . . . . . . .   4
     2.17.  "Retirement"  . . . . . . . . . . . . . . . . . .   4
     2.18.  "Savings Plan"  . . . . . . . . . . . . . . . . .   5
     2.19.  "Year of Service" . . . . . . . . . . . . . . . .   5

ARTICLE 3.  PARTICIPATION . . . . . . . . . . . . . . . . . .   5
     3.1.  Commencement of Participation  . . . . . . . . . .   5
     3.2.  Continued Participation  . . . . . . . . . . . . .   5

ARTICLE 4.  ELECTIVE AND MATCHING DEFERRALS . . . . . . . . .   5
     4.1.  Elective Deferrals . . . . . . . . . . . . . . . .   5
     4.2.  Matching Deferrals . . . . . . . . . . . . . . . .   7

ARTICLE 5.  ACCOUNTS; INTEREST  . . . . . . . . . . . . . . .   7
     5.1.  Accounts . . . . . . . . . . . . . . . . . . . . .   7
     5.2.  Interest . . . . . . . . . . . . . . . . . . . . .   7
     5.3.  Payments . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 6.  PAYMENTS  . . . . . . . . . . . . . . . . . . . .   8
     6.1.  Time and Form of Payment . . . . . . . . . . . . .   8
     6.2.  Termination of Employment  . . . . . . . . . . . .   9
     6.3.  Death  . . . . . . . . . . . . . . . . . . . . . .   9
     6.4.  Reduction in Shareholders' Equity  . . . . . . . .  10
     6.5.  Change in Control  . . . . . . . . . . . . . . . .  10
     6.6.  Hardship . . . . . . . . . . . . . . . . . . . . .  11




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

     6.7.  Changes in Time and Form of Payment  . . . . . . .  11
     6.8.  Payment Dates  . . . . . . . . . . . . . . . . . .  12
     6.9.  Withholding  . . . . . . . . . . . . . . . . . . .  12

ARTICLE 7.  COMMITTEE . . . . . . . . . . . . . . . . . . . .  12
     7.1.  Plan Administration and Interpretation . . . . . .  12
     7.2.  Powers, Duties, Procedures, Etc  . . . . . . . . .  13
     7.3.  Information  . . . . . . . . . . . . . . . . . . .  13
     7.4.  Indemnification of Committee . . . . . . . . . . .  13

ARTICLE 8.  AMENDMENT AND TERMINATION . . . . . . . . . . . .  14
     8.1.  Amendments . . . . . . . . . . . . . . . . . . . .  14
     8.2.  Termination of Plan  . . . . . . . . . . . . . . .  14
     8.3.  Existing Rights  . . . . . . . . . . . . . . . . .  14

ARTICLE 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . .  15
     9.1.  No Funding . . . . . . . . . . . . . . . . . . . .  15
     9.2.  Nonassignability . . . . . . . . . . . . . . . . .  15
     9.3.  Limitation of Participants' Rights . . . . . . . .  15
     9.4.  Participants Bound . . . . . . . . . . . . . . . .  16
     9.5.  Receipt and Release  . . . . . . . . . . . . . . .  16
     9.6.  Governing Law  . . . . . . . . . . . . . . . . . .  16
     9.7.  Headings and Subheadings . . . . . . . . . . . . .  16

                          THE NEIMAN MARCUS GROUP, INC.
                     KEY EMPLOYEE DEFERRED COMPENSATION PLAN


                             ARTICLE 1. INTRODUCTION

     1.1. Purpose of Plan. The Company has adopted this Key Employee Deferred Compensation Plan, effective January 1, 1994,to provide a means by which certain employees who are not eligible to participate in the Savings Plan may elect to defer receipt of designated percentages of their Compensation.

     1.2. Status of Plan. The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.


                             ARTICLE 2. DEFINITIONS

     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

     2.1. "Account" means, for each Participant, the account established for his or her benefit under Section 5.1.

     2.2. "Base Pay" means the base salary payable by the Company to an employee, including amounts that would have been payable to the employee as base salary but for an election under Section 125 of the Code or a deferral election under this Plan.

     2.3. "Bonus" means any cash bonus payable by the Company to an employee, including any portion of such a bonus that would have been payable to the employee but for an election under Section 125 of the Code or a deferral election under this Plan. However, the term "Bonus" shall not include any amount paid under or in connection with a stock appreciation right or stock option plan or arrangement.

     2.4. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

     2.5. "Committee" means The Neiman Marcus Group, Inc. Employee Benefits Committee or any successor committee appointed by the Board of Directors of The Neiman Marcus Group, Inc. or its delegate.

     2.6. "Company" means The Neiman Marcus Group, Inc., a Delaware corporation, its directly or indirectly wholly owned subsidiaries, and any successor to all or substantially all of the Company's assets or business which assumes the obligations of the Company.

     2.7. "Compensation" means Base Pay and any Bonus payable by the Company to an employee.




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     2.8. "Effective Date" means January 1, 1994.

     2.9. "Elective Deferral" means the portion of Compensation which is deferred by a Participant under Section 4.1.

     2.10. "Eligible Employee" means each employee of the Company who, on the Effective Date or the first day of any month thereafter,

           (a) has completed at least one Year of Service, or such shorter period of service as may be specified by the Chief Executive Officer of The Neiman Marcus Group, Inc. in such Officer's sole discretion; and

           (b) had in effect on August 1 of the preceding calendar year (or, if later, on the employee's date of hire) an annual rate of Base Pay of at least $300,000. An Eligible Employee shall remain an Eligible Employee notwithstanding any reduction in his or her annual rate of Base Pay below the applicable minimum under (b) above.

     2.11. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

     2.12. "Financial Hardship" means an immediate and heavy financial need resulting from:

          (a) major medical expenses incurred to obtain, or necessary to obtain, medical care (described in Section 213(d) of the Code) with respect to the Participant or his or her spouse or dependent which are not covered by insurance;

          (b) costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

          (c) the payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or his or her spouse, children, or dependents;

          (d) payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant's principal residence; or

          (e) any other circumstance that is determined by the Committee in its sole discretion to constitute a severe hardship need.

     2.13. "Matching Deferral" means a deferral made for the benefit of a Participant under Section 4.2.

     2.14. "Participant" means any individual who participates in the Plan in accordance with Article 3.

     2.15. "Plan" means The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan set forth herein and all subsequent amendments hereto.

     2.16. "Plan Year" means the calendar year.


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     2.17. "Retirement" means retirement in accordance with the normal, late, or early retirement provisions of The Neiman Marcus Group, Inc. Retirement Plan.

     2.18. "Savings Plan" means The Neiman Marcus Group, Inc. Savings and Investment Plan, as amended from time to time.

     2.19. "Year of Service" means a twelve month period, beginning on the date the employee first performs an hour of service or on any January 1 thereafter, in which the employee is credited with 1,000 or more hours of service. For this purpose, an "hour of service" shall have the same meaning as under the Savings Plan.

                            ARTICLE 3. PARTICIPATION

     3.1. Commencement of Participation. Any Eligible Employee shall become a Participant on the effective date of an election to defer Compensation in accordance with Section 4.1.

     3.2. Continued Participation. An individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.


                   ARTICLE 4. ELECTIVE AND MATCHING DEFERRALS

     4.1. Elective Deferrals.

          (a) An individual who is an Eligible Employee on any January 1 may elect to defer a designated whole percentage, not to exceed 15 percent, of all Base Pay that is payable to the individual for services to be performed on or after that date, and all Bonuses payable to the individual for Company fiscal years ending after that date, by filing an election with the Committee prior to that January 1. In addition, an individual may elect before the date he or she becomes an Eligible Employee, or within 30 days thereafter, to defer a designated whole percentage, not to exceed 15 percent, of all Base Pay that is payable to the individual for services to be performed after such election (or, if later, after the date he or she becomes an Eligible Employee), and all Bonuses payable to the individual for Company fiscal years ending thereafter.

          (b) Each election under paragraph (a) shall be made in writing on a form approved or prescribed by the Committee, and shall specify the time and form of distribution of the amounts deferred and of related Matching Deferrals as provided in Section 6.1. The same deferral percentage shall apply to each payment of Compensation covered by the election, and the amount of each such payment that is deferred hereunder shall be credited to the Participant's Account as of the date such amount would otherwise have been paid to the Participant.

          (c) A Participant may revoke his or her deferral election with respect to Base Pay earned on or after the first day of any pay period, and with respect to Bonuses payable for fiscal years ending on or after that day, by giving written notice to the Committee before that day (or by such earlier date as the Committee may prescribe). However, except as otherwise provided in Section 6.6, a Participant may otherwise modify an existing election, or may make another deferral election, only as of a January 1, and only with respect to

Base Pay earned thereafter, and Bonuses payable for fiscal years ending thereafter, in accordance with paragraphs (a) and (b) above.

     4.2. Matching Deferrals. As of the last day of each calendar month, the Company shall credit to each Participant's Account a Matching Deferral equal to 25% of the Participant's Elective Deferrals for the month which do not exceed the first six percent of his or her Compensation payable during the month.

                          ARTICLE 5. ACCOUNTS; INTEREST

     5.1. Accounts. The Committee shall establish an Account for each Participant reflecting Elective Deferrals and Matching Deferrals for the Participant's benefit and any adjustments hereunder. Within 45 days after the end of each calendar quarter, the Committee shall provide the Participant with a statement of his or her Account.

     5.2. Interest. As of the last day of each calendar quarter, the Committee shall credit each Participant's Account with interest on the balance of such Account from time to time during the calendar quarter at an annual rate equal to the average prime interest rate published in the Eastern Edition of The Wall Street Journal on the last business day of the calendar quarter (or, if two or more such rates are published, the mean of such rates), increased by two percentage points. In addition, any payment under Article 6 which is not made on the first day of a calendar quarter shall be increased by interest on the amount of such payment, from the end of the preceding calendar quarter, at the interest rate applicable for the preceding calendar quarter.

     5.3. Payments. Each Participant's Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article 6 (including any interest paid with respect to such payment) as of the date such payment is made.

                               ARTICLE 6. PAYMENTS

     6.1. Time and Form of Payment. When a Participant elects to defer Compensation in accordance with Section 4.1, the Participant shall also elect the time at which the Elective Deferrals and related Matching Deferrals (including interest attributable thereto) will be paid or begin to be paid to the Participant, from among the following options:

          (a) 5, 10, 15 or 20 years after the end of the Plan Year in which the Compensation deferred would otherwise have been paid;

          (b) attainment of age 65; or

          (c) retirement.

The Participant shall also elect the form of payment of such amounts, from among the following options:

               (i) a single lump sum payment; or

               (ii) annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

The foregoing elections shall be made on a form approved or prescribed by the Committee. Each such election shall be irrevocable with respect to amounts deferred while the election remains in effect (and with respect to related Matching Deferrals and interest), except as otherwise provided in Section 6.2, 6.3, 6.4, 6.5, 6.6 or 6.7.

     6.2. Termination of Employment. Upon termination of a Participant's employment with the Company for any reason other than death or Retirement, the Participant's Account shall be paid to the Participant in a single lump sum payment as soon as practicable following the date of such termination.

     6.3. Death. If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant's designated beneficiary or beneficiaries, in the form elected by the Participant from among the following options:

          (a) a single lump sum payment; or

          (b) subject to Section 6.7, annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of the Account immediately prior to the installment divided by the number of installments remaining to be paid.

Any designation of beneficiary and form of payment shall be made by the Participant in writing on a form approved or prescribed by the Committee, and may be changed by the Participant at any time. If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse or, if none, to his or her issue per stirpes, in a single lump sum payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant's estate.

     6.4. Reduction in Shareholders' Equity. If at any time the shareholders' equity of the Company, as shown on the Company's consolidated balance sheet reported in its then most recent annual or quarterly report filed with the U.S. Securities and Exchange Commission, falls below $100 million, each Participant's Account shall be paid as soon as practicable to the Participant (or, if the Participant has died, to his or her beneficiary) in a single lump sum.

     6.5. Change in Control. In the event that the aggregate direct or indirect beneficial ownership by Harcourt General, Inc. and any of its affiliates of capital stock of the Company decreases to less than 20 percent of the combined voting power of the Company's then outstanding capital stock entitled to vote for the election of directors of the Company, each Participant's Account shall, immediately prior to such change in control, be paid to the Participant (or, if the Participant has died, to his or her beneficiary) in a lump sum. Notwithstanding the foregoing, a Participant may elect, at any time prior to date of the change in control, to have his or her Account distributed under the Plan without regard to this Section 6.5. "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1994.

     6.6. Hardship. If a Participant suffers a Financial Hardship, the Committee, in its sole discretion, may pay to the Participant that portion, if any, of his or her Account which the Committee determines is necessary to satisfy the hardship need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the hardship payment, but only to the extent such need cannot reasonably be relieved by the liquidation of the Participant's assets (to the extent that such liquidation would not in itself cause hardship) or by cessation of Elective Deferrals. A Participant who has a Financial Hardship may also cease or reduce future Elective Deferrals with the consent of the Committee. A Participant requesting a distribution, or a cessation or reduction of future Elective Deferrals, on account of a Financial Hardship shall apply in writing in a letter submitted to the Committee and shall provide such information as the Committee may require.

     6.7. Changes in Time and Form of Payment. The Committee may, in its sole discretion, at the request of or with the consent of the Participant, change the time at which any Elective Deferral or Matching Deferral will be paid or begin to be paid to the Participant under Section 6.1, or the form of such payment, or both, provided that (a) no such change may be made less than 24 months prior to the date such Elective Deferral or Matching Deferral would otherwise have been paid or commenced to be paid, and (b) the form of payment shall be a form described in clause (i) or (ii) of Section 6.1.

     6.8. Payment Dates. Each payment under Section 6.1, 6.2, 6.3 or 6.7 shall be made on or about the first day of a calendar quarter.

     6.9. Withholding. Each payment otherwise due under the Plan shall be reduced by withholding taxes and other legally required deductions.

                              ARTICLE 7. COMMITTEE

     7.1. Plan Administration and Interpretation. The Committee shall oversee the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Committee shall have the exclusive power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, or the Company. The Committee shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

     7.2. Powers, Duties, Procedures, Etc. The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as are permitted or required under the terms of the Savings Plan.

     7.3. Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

     7.4. Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer or employee who serves as a member of the Committee (including any such individual who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

                      ARTICLE 8. AMENDMENT AND TERMINATION

     8.1. Amendments. The Neiman Marcus Group, Inc. shall have the right to amend this Plan from time to time, subject to Section 8.3, by an instrument in writing which has been executed by its duly authorized officer.

     8.2. Termination of Plan. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any employee or a consideration for, or an inducement or condition of employment for, the performance of services by any employee. The Neiman Marcus Group, Inc. reserves the right to terminate this Plan at any time, subject to Section 8.3, by an instrument in writing which has been executed by its duly authorized officer.

     8.3. Existing Rights. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account that are attributable to Elective Deferrals or Matching Deferrals credited prior to the date of such amendment or termination.

                            ARTICLE 9. MISCELLANEOUS

     9.1. No Funding. Nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. Any benefits which become payable hereunder shall be paid from the general assets of the Company.

     9.2. Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this Plan.

     9.3. Limitation of Participants' Rights. Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of the Company or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.

     9.4. Participants Bound. Any action with respect to this Plan taken by the Committee or the Company or any action authorized by or taken at the direction of the Committee or the Company shall be conclusive upon all Participants and any other persons who claim entitlement to benefits under the Plan.

     9.5. Receipt and Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Committee under this Plan, and the Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee or the Company to follow the application of such funds.

     9.6. Governing Law. This Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     9.7. Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, The Neiman Marcus Group, Inc. has caused this Plan to be executed by its duly authorized officer this ______ day of _______________,
_________.

                                THE NEIMAN MARCUS GROUP, INC.



                                By: /s/ (signature illegible)
                                    ------------------------------